Ex-99.(d)(64)

Exhibit (d)(64)


                              Form of AMENDMENT TO
                              SUBADVISORY AGREEMENT

         This AMENDMENT, dated as of ______, 2005, amends the Subadvisory Agreement (as defined below) between Travelers Asset Management International Company LLC ("TAMIC") (formerly Travelers Asset Management International Corporation), on behalf of The Travelers Series Trust (the "Trust"), and Fidelity Management & Research Company (the "Subadviser").

                                   WITNESSETH:

         WHEREAS, TAMIC and Subadviser have previously entered into a subadvisory agreement dated August 1, 1996 with respect to the two portfolios of the Trust set forth in Appendix A thereto (the "Agreement");

         WHEREAS, Travelers Investment Adviser, Inc., an affiliate of TAMIC (and together with TAMIC, the "Managers") desires to retain Subadviser to act as subadviser to a third portfolio of the Trust (together with the two portfolios originally included in the Agreement, the "Portfolios");

         WHEREAS, the Managers and Subadviser desire to amend the Agreement as set forth herein;

         NOW THEREFORE, in consideration of the foregoing premises, the Managers and the Subadviser hereby amend and modify the Agreement:

         1. By adding the following at the end of Section 2.3:

         On an ongoing basis, but not less often than annually, the Subadviser shall identify and provide a written description to the Trust and the Manager of all "soft dollar arrangements that the Subadviser maintains with respect to each Portfolio or with brokers or dealers that execute transactions for a Portfolio, and of all research and other services provided to Subadviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Portfolio transactions to the broker or dealer.

         2. By replacing Section 2.6 in its entirety with the following:

         The Subadviser represents, warrants and agrees that it has adopted and implemented, and throughout the term of this Agreement will maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Subadviser and its supervised persons, and, to the extent the activities of the Subadviser in respect of the Trust could affect the Trust, by the Trust, of "federal securities laws" (as defined in Rule 38a-1 under the 1940
         Act), and that the Subadviser has provided the Trust with true and complete copies of its policies and procedures (or summaries thereof) and related information requested by the Trust. The Subadviser agrees to cooperate with


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         periodic reviews by the Trust's compliance personnel of the
         Subadviser's policies and procedures, their operation and implementation and other compliance matters and to provide to the Trust from time to time such additional information and certifications in respect of the Subadviser's policies and procedures, compliance by the Subadviser with federal securities laws and related matters as the Trust's compliance personnel may reasonably request. Subadviser agrees to promptly notify Manager of any material compliance violations which affect a Portfolio.

         3. By adding the following new Section 2.8 to read as follows:

         2.8 The Subadviser shall be responsible for voting proxies on securities held by a Portfolio. The Subadviser represents that is has adopted and implemented written policies and procedures that are, and are reasonably designed to ensure that the Subadviser will vote proxies, in compliance with the 1940 Act and the rules and regulations thereunder. The Subadviser shall provide the Trust in a timely manner with (1) such records of its proxy voting on behalf of a Portfolio as necessary for the Trust to comply with the requirements of Form N-PX, or any successor law, rule, regulation, or SEC position, and (2) such information as necessary for a summary description of the Subadviser's proxy voting policies and procedures to be included in the registration statement with respect to the Trust.

         4. By adding the following new Section 3.3 to read as follows:

         3.3 For the purposes of certain exemptive rules under the 1940 Act, the Subadviser shall not consult with any other sub-adviser to a Portfolio or any sub-adviser to any other portfolio of the Trust, or to any other investment company or investment company series for which the Manager serves as investment adviser, concerning transactions for a Portfolio in securities or other assets (except if any such sub-adviser is an affiliated person of the Subadviser).

         5. By replacing Appendix A to the Agreement in its entirety with Appendix A attached hereto.

         In addition, the parties agree that any reference to Manager herein or in the Agreement shall mean TAMIC as it applies to the Equity Income Portfolio and Large Cap Portfolio and TIA as it applies to the Strategic Equity Portfolio.

         IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

                                    Travelers Asset Management
                                    International Company LLC

                                    By:____________________________

                                    As:____________________________


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                                    Travelers Investment Adviser, Inc.

                                    By:____________________________

                                    As:____________________________



                                    Fidelity Management & Research Company

                                    By:____________________________

                                    As:____________________________

                                   APPENDIX A

         The Subadviser shall serve as investment subadviser for the following portfolios of the Trust.

                  Equity Income Portfolio
                  Large Cap Portfolio
                  Strategic Equity Portfolio

         For each Portfolio, the Manager will pay Subadviser, as full compensation for all services provided under this Agreement, a fee computed separately for each such Portfolio at an annual rate as follows:

                                              AGGREGATE NET ASSET VALUE OF THE
SUB-ADVISORY FEE                                          PORTFOLIO
     0.450%           of the first                      $250,000,000
     0.400%           of the next                       $500,000,000
     0.350%           of amounts over                   $750,000,000

         The fee with respect to each Portfolio shall be based on the average of the net assets of the Portfolio determined as of the close of business on each business day throughout the month.

         The Subadviser's fee shall be computed monthly, and, within five business days of the end of each calendar month, the Manager shall transmit to the Subadviser the fee for the previous month. Payment shall be made in federal funds wired to a bank account designated by the Subadviser. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

         The Subadviser agrees to look solely to the Manager for the payment of the Subadviser's fees arising under this Agreement. In the event that Manager is more than thirty (30) days late in paying any fee due the Subadviser, the Subadviser may seek to recover its fee from the Portfolios or from the Trust.